Exhibit 23.4

KPMG LLP Washington national Tax 2001 M Street, NW Washington, DC 20036	Telephone Fax Internet	202 533 3800 202 533 8546 www.us.kpmg.com

Consent for State Tax Opinion

The Board of Directors

Territorial Mutual Holding Company

We hereby consent to the filing of the opinion as an exhibit to the Territorial Mutual Holding Company’s Application for Conversion filed with the Office of Thrift Supervision and to the Territorial Mutual Holding Company’s Registration Statement on For S-1 as filed with the SEC. We also consent to the references to our firm in the Prospectus contained in the Application for Conversion and Form S-1 under the captions “The Conversion- Material Income Tax Consequences” and “Legal Matters.”

Michelle Andre

March 9, 2009

KPMG LLP, a U.S. limited liability partnership, is the U.S.

member firm of KPMG International, a Swiss cooperative.